EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT


                                      dated

                                   May 3, 2000


                                     between

                            OVERSEAS FILMGROUP, INC.

                                       and

                        ROSEMARY STREET PRODUCTIONS, LLC





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                                                                                                               PAGE

                                                TABLE OF CONTENTS
                                             ----------------------
                                                                                                                PAGE
                                                                                                                -----
                                                    ARTICLE 1
                                                   DEFINITIONS

SECTION 1.01.  Definitions........................................................................................1

                                                     ARTICLE 2
                                          PURCHASE AND SALE OF SECURITIES

SECTION 2.01.  Commitment to Purchase.............................................................................6
SECTION 2.02.  Option to Purchase Additional Securities...........................................................6
SECTION 2.03.  Purchase Price Adjustments.........................................................................7
SECTION 2.04.  The Closing........................................................................................8

                                                     ARTICLE 3
                                     REPRESENTATIONS AND WARRANTIES OF ISSUER

SECTION 3.01.  Corporate Existence and Power......................................................................9
SECTION 3.02.  Corporate Authorization............................................................................9
SECTION 3.03.  Governmental Authorizations; Consents..............................................................9
SECTION 3.04.  Noncontravention..................................................................................10
SECTION 3.05.  Capitalization....................................................................................10
SECTION 3.06.  Subsidiaries......................................................................................11
SECTION 3.07.  Financial Statements..............................................................................11
SECTION 3.08.  Absence of Certain Changes........................................................................11
SECTION 3.09.  No Material Undisclosed Liabilities...............................................................12
SECTION 3.10.  Litigation........................................................................................12
SECTION 3.11.  Compliance with Laws..............................................................................12
SECTION 3.12.  SEC Reports.......................................................................................13
SECTION 3.13.  Material Contracts................................................................................13
SECTION 3.14.  Finders' Fees.....................................................................................14
SECTION 3.15.  Offering of Securities............................................................................14
SECTION 3.16.  Intellectual Property.............................................................................14
SECTION 3.17.  Environmental Compliance..........................................................................15
SECTION 3.18.  Compliance with ERISA.............................................................................15
SECTION 3.19.  Taxes.............................................................................................16
SECTION 3.20.  Regulatory Matters................................................................................16
SECTION 3.21.  Information Statement.............................................................................17
SECTION 3.22.  Labor.............................................................................................17
SECTION 3.23.  Office Systems, Year 2000 Compliance..............................................................17
SECTION 3.24.  Restrictions on Business Activities...............................................................17
SECTION 3.25.  Title to Properties; Absence of Liens and Encumbrances; Condition of
               Equipment.........................................................................................17
SECTION 3.26.  Insurance.........................................................................................18
SECTION 3.27.  Key Man Provisions................................................................................18
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                                                         i


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                                                                                                               PAGE
SECTION 3.28. Minute Books.......................................................................................18
SECTION 3.29. Full Disclosure....................................................................................19

                                                     ARTICLE 4
                                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01.  Corporate Existence and Power.....................................................................19
SECTION 4.02.  Corporate Authorization...........................................................................19
SECTION 4.03.  Governmental Authorization........................................................................19
SECTION 4.04.  Noncontravention..................................................................................20
SECTION 4.05.  Finders' Fees.....................................................................................20
SECTION 4.06.  Private Placement.................................................................................20
SECTION 4.07.  Financial Capacity................................................................................21
SECTION 4.08.  No Liabilities Under Assigned Contracts...........................................................21
SECTION 4.09.  Consent of MRCo, Inc..............................................................................21
SECTION 4.10.  Information Statement............................................................................21
SECTION 4.11.  Management Team...................................................................................21
SECTION 4.12.  Full Disclosure...................................................................................22

                                                     ARTICLE 5

                                                COVENANTS OF ISSUER

SECTION 5.01.  Access to Information.............................................................................22
SECTION 5.02.  Certificate of Designations.......................................................................22
SECTION 5.03.  Restrictions Pending the Closing..................................................................22
SECTION 5.04.  Reservation of Shares.............................................................................24
SECTION 5.05.  Information Statement.............................................................................24
SECTION 5.06.  Issuance of Warrants..............................................................................24
SECTION 5.07.  Options...........................................................................................24
SECTION 5.08.  Employment Agreements.............................................................................24
SECTION 5.09.  First Look Agreement..............................................................................25
SECTION 5.10.  Management Letter.................................................................................25
SECTION 5.11.  Key Man Provisions................................................................................25
SECTION 5.12.  Contribution of Debt and Cash; Forgiveness of Accrued Salary and Other
               Liabilities.......................................................................................25
SECTION 5.13.  Contributions to Capital..........................................................................25
SECTION 5.14.  Yahoo Shares Transaction Consent..................................................................25
SECTION 5.15.  Amendment to By-Laws..............................................................................25
SECTION 5.16.  Restrictions on Film Production...................................................................26
SECTION 5.17.  Chase Facility....................................................................................27
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                                                        ii


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
                                                                                                               PAGE
                                                     ARTICLE 6
                                            COVENANTS OF THE PURCHASER
SECTION 6.01.  Access to Information.............................................................................27
SECTION 6.02.  Confidentiality...................................................................................27
SECTION 6.03.  Agreement to Assign...............................................................................28
SECTION 6.04.  Information for Information Statement.............................................................28
SECTION 6.05.  No Securities Transactions........................................................................28

                                                     ARTICLE 7
                                       COVENANTS OF ISSUER AND THE PURCHASER

SECTION 7.01.  Required Regulatory Approvals; Reasonable Best Efforts; Further
               Assurances........................................................................................29
SECTION 7.02.  Certain Filings...................................................................................29
SECTION 7.03.  Public Announcements..............................................................................30
SECTION 7.04.  No Other Negotiations.............................................................................30
SECTION 7.05.  Directors Voting Agreement........................................................................31
SECTION 7.06.  Disclosure Schedules..............................................................................31

                                                     ARTICLE 8
                                          CONDITIONS PRECEDENT TO CLOSING

SECTION 8.01.  Conditions to Each Party's Obligations............................................................31
SECTION 8.02.  Conditions to Purchaser's Obligations.............................................................32
SECTION 8.03.  Conditions to Issuer's Obligations................................................................34

                                                     ARTICLE 9
                                                   MISCELLANEOUS

SECTION 9.01.  Notices...........................................................................................35
SECTION 9.02.  No Waivers; Amendments............................................................................35
SECTION 9.03.  Survival..........................................................................................35
SECTION 9.04.  Indemnification...................................................................................35
SECTION 9.05.  Procedures........................................................................................36
SECTION 9.06.  Expenses..........................................................................................37
SECTION 9.07.  Termination.......................................................................................37
SECTION 9.08.  Successors and Assigns............................................................................38
SECTION 9.09.  Enforcement.......................................................................................38
SECTION 9.10.  Governing Law.....................................................................................39
SECTION 9.11.  Counterparts......................................................................................39
SECTION 9.12.  Entire Agreement..................................................................................39
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                             EXHIBITS AND SCHEDULES

Exhibit A        --        Form of Certificate of Designations for Series A
                           Preferred Stock
Exhibit B        --        Form of Assignment of Assigned Contracts
Exhibit C        --        Form of Warrant
Exhibit D-1      --        Form of Littles Option Agreement
Exhibit D-2      --        Form of Lischak Option Agreement
Exhibit E-1      --        Form of Employment Agreement with Robert Little
Exhibit E-2      --        Form of Employment Agreement with Christopher Cooney
Exhibit E-3      --        Form of Employment Agreement with William Lischak
Exhibit E-4      --        Form of Employment Agreement with Jeffrey Cooney
Exhibit F        --        Form of First Look Agreement with Ellen Little
Exhibit G        --        Form of Note Contribution Agreement
Exhibit H        --        Form of Management Letter
Exhibit I        --        Form of Press Release
Exhibit J        --        Form of Directors Voting Agreement
Exhibit K        --        Form of Opinion of Issuer's Counsel
Exhibit L        --        Form of Opinion of Purchaser's Counsel

Disclosure Schedule of Issuer
Disclosure Schedule of Purchaser

Schedule 1.01(a) --        Contracts Under Which Unrecognized Gross Margin is
                           Included in Adjusted Shareholders' Equity
Schedule 2.01    --        Assigned Contracts
Schedule 5.12    --        Debt Forgiveness and Repayment Amounts
Schedule 5.17    --        Chase Facility
Schedule 8.01    --        Post-Closing Directors and Officers of Issuer

                                       iv



                          SECURITIES PURCHASE AGREEMENT

     AGREEMENT dated May 3, 2000 between Overseas Filmgroup, Inc., a Delaware corporation (the "Issuer") and Rosemary Street Productions, LLC, a Delaware limited liability company (the "Purchaser").

     WHEREAS, Issuer desires to sell the Securities (as defined below) to the Purchaser, and the Purchaser desires to purchase the Securities from Issuer, upon the terms and subject to the conditions hereinafter set forth;

     NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.01. Definitions.

          (a) The following terms, as used herein, have the following meanings:

          "Additional Securities" means (i) 1,625,260 shares of Common Stock.

          "Adjusted Shareholders' Equity" means the shareholders' equity of the Issuer as reflected in the Audited 1999 Balance Sheet plus (i) the amount of the principal and accrued interest on the 1996 Note and the other debt, liabilities and obligations to be forgiven or contributed to the Issuer pursuant to Section
5.12 hereof, (ii) unrecognized gross margin as of December 31, 1999 under the contracts set forth on Schedule 1.01(a), up to a maximum of $300,000 and (iii) up to a maximum of $800,000 of write-offs (as required by the Issuer's independent auditors) which do not and will not impact cash relating to the asset written off following December 31, 1999. The calculation of Adjusted Shareholders' Equity shall be made by the Issuer (on an unaudited basis) and submitted to Purchaser for review within five (5) days after Issuer's delivery of the Audited 1999 Financials and shall be final and binding upon the parties unless an objection thereto is made in writing by Purchaser within five (5) days after it is submitted to the Purchaser. If the Purchaser raises an objection, the dispute shall be submitted to the Issuer's and Purchaser's independent auditors and their determination of Adjusted Shareholders' Equity (which shall be completed within thirty (30) days after the dispute has been presented to it) shall be final and binding upon the parties.

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that neither the Purchaser or any of its Subsidiaries shall be considered an Affiliate of Issuer.

          "Agreement" means this Agreement, as it may be amended from time to time.

          "Applicable Law" means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement, ruling or decision of, agreement with, or by any Governmental Authority.

          "Audited 1999 Balance Sheet" means the balance sheet of the Issuer as of December 31, 1999 contained in the Audited 1999 Financials.

          "Audited 1999 Financials" means the Issuer's balance sheet as of December 31, 1999 and the related audited consolidated statement of income and cash flows for the year ended December 31, 1999, as audited by Issuer's certified public accountants.

          "Benefit Arrangement" means any employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

          "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, substantially in the form attached as Exhibit A hereto.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the U.S. Securities and Exchange Commission or any governmental body succeeding to the functions thereof.

          "Common Stock" means the common stock, par value $.001 per share, of Issuer.

          "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof and delivered by Issuer to the Purchaser hereunder.

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Liabilities" means all liabilities of Issuer and each of its Subsidiaries, whether contingent or fixed, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Group" means Issuer and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Issuer, are treated as a single employer under Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments, administrative agencies and courts.

          "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

          "Knowledge" as used in the phrases "to the knowledge of Issuer (or Purchaser)" or "to the best knowledge of Issuer (or Purchaser)" or "to Issuer's (or Purchaser's) knowledge" or similar references to the knowledge of Issuer or Purchaser shall mean the knowledge that any one or more of the officers or executives of Issuer or Purchaser would obtain in good faith using the care an ordinarily prudent person in a like position would exercise under similar circumstances and the knowledge of each of such officers or executives shall be imputed to Issuer or Purchaser, as the case may be. For purposes of this definition, "officers or executives" shall mean Robert Little, Ellen Little, William Lischak, Douglas McClure, Mansur Mostaedi, MJ Peckos, Brian O'Shea and Liz Mackiewicz with respect to Issuer, and Christopher Cooney, Jeffrey Cooney, George Cooney and Steven Fisher with respect to Purchaser.

          "Licenses" means all licenses, permits, construction permits, certificates of public convenience and necessity and other authorizations issued by any federal, state, county or local Governmental Authority to Issuer and its Subsidiaries and used or useful in connection with the operation and conduct of Issuer's business, including any applications for any such licenses, permits, construction permits and other authorizations applied for by Issuer and its Subsidiaries that are currently pending.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Management Letter" means the letter agreement substantially in the form attached as Exhibit H hereto.

          "Material Adverse Effect" means any change or effect (or aggregation of changes and effects) that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Issuer and its Subsidiaries, taken as a whole. A decline in the market price of Yahoo Common Stock shall not be deemed to be or contribute to a Material Adverse Effect.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Person" means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Preferred Stock" means the preferred stock, par value $.001 per share, of Issuer.

          "Regulated Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

          "SEC Reports" means the forms, reports and documents filed with the Commission pursuant to the requirements of the Securities Act and Exchange Act and the respective rules and regulations thereunder.

          "Securities" means (i) 5,097,413 shares of Common Stock, (ii) 904,971 shares of Series A Preferred Stock and (iii) 2,313,810 Warrants.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Preferred Stock" means the Preferred Stock designated as Series A pursuant to the Certificate of Designations.

          "Subsidiary" means, with respect to any Person, any other Person of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by Issuer or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount due from, or in respect of Issuer or any of its Subsidiaries, as the case may be, imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign) and (ii) any liability of Issuer or any of its Subsidiaries for the payment of any amount as a result of being a party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

          "Warrants" means the warrants to purchase shares of Common Stock substantially in the form attached as Exhibit C hereto.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


                Term                                          Section
                ----                                          -------
                10-K                                           3.09
                10-Qs                                          3.13
                1996 Note                                      3.08
                1999 NOL Carryforward                          2.03(b)
                Accrued Salary                                 5.12
                Actual 2000 Federal Income Tax Liability       2.03(b)
                Adjusted 2000 Federal Income Tax Liability     2.03(b)
                Agreed Disclosure                              7.03
                Another Transaction                            7.04
                Assigned Contracs                              2.01
                Basket                                         9.04(a)
                Change of Control                              9.07(a)
                Chase Facility                                 5.17
                Closing                                        2.03(a)
                Closing Date                                   2.03(a)
                Computer System                                3.23
                Damages                                        9.04(a)
                Employment Agreements                          5.08
                First Look Agreement                           5.09
                Incremental Tax                                2.03(b)
                Indemnified Party                              9.05
                Indemnifying Party                             9.05
                Insurance Policies                             3.26
                Intellectual Property                          3.16
                Issuer                                        Preamble
                Issuer Securities                              3.05(b)

                Term                                     Section
                ----                                     --------
                Kilik Agreement                           5.06
                Littles                                   3.05(c)
                Material Contract                         3.13
                Members                                   6.05(a)
                MRCo                                      4.04
                Option                                    2.02
                Option Exercise Price                     2.02
                Option Notice Date                        2.02
                Other Debt                                5.11
                Other Tender Offer                        9.07(a)
                Ownership Percentage                      9.05(b)
                P&A Loan                                  5.12
                Purchaser                                Preamble
                Purchaser Ownership Percentage            2.03(b)
                Purchase Price                            2.01
                Release Date                              2.03(a)
                Representatives                           6.01
                Returns                                   3.19
                Sale Price                                9.05(b)
                Signing 8-K                               7.03
                Signing Release                           7.03
                Subsidiary Securities                     3.06(b)
                Tangible Assets                           3.25(b)
                Tax Allowance                             2.03(b)
                Tax Related Purchase Price Adjustment     2.03(b)
                Termination Fee                           9.07(b)
                Yahoo Common Stock                        2.03(a)
                Yahoo Shares                              2.03(a)


                                    ARTICLE 2
                         PURCHASE AND SALE OF SECURITIES

     SECTION 2.01. Commitment to Purchase. Upon the basis of the representations and warranties herein contained of Purchaser, but subject to the terms and conditions hereinafter stated, the Issuer agrees to sell to Purchaser, and Purchaser, upon the basis of the representations and warranties herein contained of Issuer, but subject to the terms and conditions hereinafter stated, agrees to purchase from Issuer at the Closing, the Securities in the amount and for the purchase price (the "Purchase Price") of $17,000,000 and assignment by Purchaser of all of its rights, title and interest in the agreements listed on Schedule
2.01 hereto (collectively, the "Assigned Contracts").

     SECTION 2.02. Option to Purchase Additional Securities. Issuer hereby grants to Purchaser an option (the "Option") to purchase the Additional Securities for an aggregate purchase price of $4,000,000 (the "Option Exercise Price"). The Option shall be exercisable at any time for a period of ninety (90) days after the Closing Date. The Option is exercisable by written notice from Purchaser to the Issuer and will be deemed exercised as of the close of business on the date such notice is delivered to the Issuer (the "Option Notice Date"). The Additional Securities shall be issued and delivered to Purchaser promptly after its delivery to the Issuer of the Option Exercise Price by certified check, bank draft or wire-transfer at a closing to be held at Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, on a date to be mutually agreed upon, but not later than three business days after the Option Notice Date.

     SECTION 2.03. Purchase Price Adjustments.

          (a) Yahoo Adjustment. If the average daily closing bid price of the common stock of Yahoo! Inc. ("Yahoo Common Stock") listed on Nasdaq (or such other national stock exchange on which the Yahoo Common Stock is listed) for the twenty (20) trading days commencing on the first day (the "Release Date") that the Issuer can sell the 17,454 shares of Yahoo Common Stock owned by Issuer as of the date hereof (the "Yahoo Shares") free of the Issuer's "lock-up" agreement with Yahoo! Inc. is $110 or less and the Yahoo Shares are otherwise freely tradeable, then the Issuer will, within five (5) business days thereafter, issue to Purchaser 650,729 shares of Common Stock and 115,527 shares of Preferred Stock at no additional cost to the Purchaser (i.e., as additional securities for the purchase price previously paid). Unless otherwise indicated, the term "Securities" as used in this Agreement shall include these additional securities to the extent they are issued. Notwithstanding the foregoing, if the Issuer sells the Yahoo Shares or enters into a hedging transaction with respect to the Yahoo Shares at any time prior to 20 trading days following the Release Date in which it is able to realize more than $110 per share of Yahoo Common Stock, no additional shares shall be issuable to Purchaser under this Section 2.03(a). If, between the date of this Agreement and the date that any determination is made hereunder, the number of Yahoo Shares are adjusted as a result of a stock split, stock dividend, reverse stock split, recapitalization or similar action, then the share amounts and prices reflected in this Section 2.03(a) shall be adjusted accordingly.

          (b) Tax Adjustment.

              (i) By September 15, 2001, Issuer shall calculate the following: (i) Issuer's federal income tax liability for the year ending December 31, 2000, taking into account all reportable income and deductions and applying the appropriate income tax rates then in effect, but before the application of any credits (including foreign tax credits) (the "Actual 2000 Federal Income Tax Liability") and (ii) Issuer's federal income tax liability for the year ending December 31, 2000, which calculation shall exclude (a) any and all items of income and deduction relating to debt forgiveness, forgiveness of other amounts owed, and/or repayment of debt or other amounts owed to the Littles as set forth on Schedule 5.12 and (b) the application of any net operating loss carryforwards (the "1999 NOL Carryforward") from the 1999 federal income tax return of Issuer (the "Adjusted 2000 Federal Income Tax Liability"). In the event the Actual 2000 Federal Income Tax Liability is greater than the Adjusted 2000 Federal Income Tax Liability (the "Incremental Tax") by more than $60,000 (the "Tax Allowance"), Issuer will issue to Purchaser additional shares of Common Stock (and, if the Preferred Stock has not already been converted to Common Stock, Preferred Stock) at no additional cost to Purchaser (i.e., as additional securities for the purchase price previously paid). The number of additional securities to be issued under this Section 2.03(b) shall be determined by (a) multiplying the Incremental Tax (minus the Tax Allowance) by the percentage of the issued and outstanding Common Stock and Preferred Stock of Issuer owned by Purchaser upon Closing (the "Purchaser Ownership Percentage"),
(b) dividing such result by one minus the Purchaser Ownership Percentage and (c) further dividing such result by 2.461145 (the "Tax Related Purchase Price Adjustment").

              (ii) The calculations required in this Section 2.03(b) shall be made by Issuer and submitted to Purchaser for review and shall be final and binding upon the parties unless an objection thereto is made in writing by Purchaser within fifteen (15) days after it is submitted to the Purchaser. If the Purchaser raises an objection, the dispute shall be submitted to the Issuer's and Purchaser's independent auditors and their determination of such calculations (which shall be completed within thirty (30) days after the dispute has been presented to it) shall be final and binding upon the parties.

              (iii) In the event the Internal Revenue Service requires an adjustment to the Actual 2000 Federal Income Tax Liability as reflected on the Issuer's 2000 federal income tax return and such adjustment, had it been taken into account for purposes of the calculations described in this Section 2.03(b), results in an alternate calculation of the Incremental Tax, Issuer and Purchaser shall further adjust the number of securities issued to Purchaser taking into account any previous Tax Related Purchase Price Adjustment, if any. The provisions of this paragraph shall remain in effect for three years following the filing of Issuer's 2000 federal income tax return.

     SECTION 2.04. The Closing.

          (a) The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at 10:00 a.m. at the offices of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, as soon as possible, but in no event later than five Business Days, after satisfaction of the conditions set forth in Article 8 and receipt by Purchaser of the Audited 1999 Financials, or at such other time and place as Issuer and the Purchaser shall agree. The date and time of closing are referred to herein as the "Closing Date."

          (b) At the Closing, there shall be delivered to Issuer,

              (i) by wire transfer to an account which is designated by Issuer not later than three Business Days prior to the Closing Date, an amount, in immediately available funds, equal to $17,000,000.

              (ii) an assignment of the Assigned Contracts substantially in the form attached as Exhibit B hereto; and

              (iii) all other documents, certificates, instruments or writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          (c) At the Closing, Issuer shall deliver to Purchaser, against payment of the Purchase Price to Issuer,

               (i) certificates evidencing the Securities being purchased from Issuer in definitive form free and clear of all Liens, charges, encumbrances and security interests whatsoever; and

               (ii) all other documents, certificates, instruments or writings required to be delivered by Issuer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF ISSUER

     Issuer represents and warrants to Purchaser as of the date hereof and as of the Closing Date that, except as specifically disclosed in the Disclosure
Schedule:

     SECTION 3.01. Corporate Existence and Power. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and, to Issuer's knowledge, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Issuer has heretofore made available to Purchaser or its counsel true and complete copies of the certificate of incorporation and bylaws of Issuer as currently in effect. Issuer is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by Issuer of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action, including, without limitation, approval by its Board of Directors. The execution, delivery and performance by Issuer of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby do not require the approval of the stockholders of Issuer. This Agreement constitutes and, when executed and delivered in accordance with its terms, the other agreements and instruments contemplated hereby will constitute, a legal, valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally,
(ii) for limitations imposed by general principles of equity and (iii) that rights to indemnity may be limited by federal and state securities laws and public policy considerations. The Common Stock, Preferred Stock and Warrants issued to the Purchaser, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens and good and valid title to the Securities will pass to Purchaser at such time. The shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will, when issued, be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens and good and valid title to the Securities will pass to Purchaser at such time. Other than pursuant to this Agreement (including the Exhibits attached hereto), the Securities are not subject to any voting trust agreement, commitment or understanding to which Issuer is a party restricting or otherwise relating to the voting, dividend rights or disposition of the Securities.

     SECTION 3.03. Governmental Authorizations; Consents. The execution, delivery and performance by Issuer of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other action by or in respect of any Governmental Authority or other party except (i) compliance with any applicable requirements of the HSR Act, (ii) the filing of the Certificate of Designations in accordance with the law of the State of Delaware, (iii) the filings with, the notifications to and the consents from the Persons set forth on Section 3.03 of the Disclosure Schedule, (iv) any filing required pursuant to the securities laws of the State of New York, (v) any filing required pursuant to the Exchange Act, including the filing with the Commission and the distribution to the stockholders of record of the Issuer of the Issuer's Information Statement pursuant to Rule 14f-1 of the Exchange Act and the filing of a Form 8-K to report a change of control of the Issuer and
(vi) other filings, notifications and consents that are immaterial to the consummation of the transactions contemplated hereby and thereby.

     SECTION 3.04. Noncontravention. The execution, delivery and performance by Issuer of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Issuer or any Subsidiary of Issuer, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person (other than from the Persons set forth on Section 3.04 to the Disclosure Schedule) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Issuer or any Subsidiary of Issuer or to a loss of any material benefit to which Issuer or any Subsidiary of Issuer is entitled under any provision of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Issuer or any Subsidiary is now a party or by which Issuer, any Subsidiary or any of their respective properties or assets may be bound or (iv) result in the creation or imposition of any Lien on any material asset of Issuer or any Subsidiary of Issuer, except for, in the case of clauses (ii), (iii) and (iv), such matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.05. Capitalization.

          (a) The authorized capital stock of Issuer consists of 25,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The outstanding shares of Common Stock and Preferred Stock of Issuer as well as all securities convertible into or exchangeable for shares of Issuer's Common Stock are set forth on Section 3.05(a) of the Disclosure Schedule.

          (b) All of the outstanding shares of capital stock of Issuer have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.05(a) and Section 3.05(b) of the Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of Issuer, (ii) securities of Issuer or any Subsidiary of Issuer convertible into or exchangeable for shares of capital stock or voting securities of Issuer or (iii) options or other rights to acquire from Issuer or any Subsidiary of Issuer, or other obligation of Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Issuer (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "Issuer Securities"). There are no outstanding obligations of Issuer or any Subsidiary of Issuer to repurchase, redeem or otherwise acquire any Issuer Securities.

          (c) After the date of this Agreement and prior to the Closing Date, the number of outstanding securities of the Issuer shall not change except for
(i) any exercises or conversions of outstanding convertible securities of the Issuer and (ii) the contribution to capital of 1,588,812 shares of Common Stock by Robert Little and Ellen Little (collectively, the "Littles").

          (d) Except as set forth in Section 3.05(d) of the Disclosure Schedule, no Indebtedness of the Issuer or any Subsidiary of the Issuer contains any restriction upon (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by the Issuer or any Subsidiary or (iii) the ability of the Issuer or any Subsidiary to grant any Lien on its properties or assets.

     SECTION 3.06. Subsidiaries.

          (a) Each Subsidiary of Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers (corporate or otherwise) and, to the Issuer's knowledge, material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) All of the outstanding capital stock or other voting securities or other equity interests of each Subsidiary of Issuer is owned by Issuer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other equity interests). There are no outstanding (i) securities of Issuer or any Subsidiary of Issuer convertible into or exchangeable for shares of capital stock or voting securities or other equity securities of any Subsidiary of Issuer or (ii) options or other rights to acquire from Issuer or any Subsidiary of Issuer, or other obligation of Issuer or any Subsidiary of Issuer to issue, any capital stock, voting securities, other equity interests or securities convertible into or exchangeable for capital stock or voting securities or other equity interests of any Subsidiary of Issuer (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of Issuer or any Subsidiary of Issuer to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Except as set forth in Section 3.06(b) of the Disclosure Schedule, each Subsidiary is wholly-owned by Issuer or a Subsidiary of Issuer.

     SECTION 3.07. Financial Statements. The audited consolidated balance sheet as of December 31, 1998 and the related audited consolidated statement of income and cash flows for the year ended December 31, 1998 and the Audited 1999 Financials of Issuer and its Subsidiaries have been delivered by Issuer to the Purchaser. Such financial statements fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Issuer and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

     SECTION 3.08. Absence of Certain Changes. Since December 31, 1999, the business of Issuer and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, to the Issuer's knowledge, there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or an adverse effect on the ability of Issuer to perform its obligations under this Agreement and the other agreements or instruments contemplated hereby. Issuer has not paid any principal amount to the Littles under that certain promissory note of the Issuer dated October 31, 1996 ("1996 Note") since November 1, 1999 other than payments resulting in a corresponding accrual of salary otherwise payable to the Littles; provided the Littles have agreed in writing to forgive the payment of such accrued salary.

     SECTION 3.09. No Material Undisclosed Liabilities. To the Issuer's knowledge, there are no liabilities, Indebtedness, obligations, expenses, claims, deficiencies or endorsements of Issuer or any Subsidiary of Issuer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and there is no existing condition, situation or set of circumstances which could reasonably be expected, individually or in the aggregate, to result in such a liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement, other than:

                   (i) liabilities provided for in the Annual Report on Form 10-K of Issuer for the year ended December 31, 1999 (the "10-K") and the Issuer's unaudited balance sheet as of March 31, 2000 and the related unaudited consolidated statement of income and cash flows for the quarter ended March 31, 2000;

                   (ii) liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practices;

                   (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement; and

                   (iv) other undisclosed liabilities which, individually or in the aggregate, do not have or could be reasonably expected to have a Material Adverse Effect.

     SECTION 3.10. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Issuer, threatened against or affecting, Issuer or any Subsidiary of Issuer or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     SECTION 3.11. Compliance with Laws. Neither Issuer nor any Subsidiary of Issuer is in violation of, or has violated, or to the best knowledge of Issuer, is under investigation with respect to or been threatened to be charged with or given notice of any violation of, any Applicable Law, in each case other than any such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Issuer nor any of its Subsidiaries, nor, to Issuer's knowledge, any director, officer, agent, employee, or other person associated with, or acting on behalf of, Issuer or any of its Subsidiaries has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other lawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Issuer's internal accounting controls and procedures are sufficient to cause Issuer to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 3.12. SEC Reports. The Issuer became a public company on February 16, 1995 pursuant to a registration statement on Form S-1 and simultaneously became a reporting company under the Exchange Act, and since such date Issuer has filed with the Commission all SEC Reports required to be filed by it under each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder and except as set forth in Section 3.12 of the Disclosure Schedule, no SEC Report has been filed late with the Commission. The Issuer has furnished or made available or will make available to Purchaser true and correct copies of all SEC Reports. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations of the Commission thereunder, as the case may be, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Purchaser, including the notes thereto, included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Commission rules) and present fairly the financial position of the Issuer at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance). There has been no change in the Issuer's accounting policies except as described in the notes to such financial statements.

     SECTION 3.13. Material Contracts. Section 3.13 of the Disclosure Schedule lists the following agreements, to the extent such agreements are currently in effect (a) each of the contracts, leases and commitments listed as an exhibit to the 10-K, any of the Forms 10-Q of the Issuer ("10-Qs"), and any Form 8-K filed with the Commission since January 1, 1998; (b) any collective bargaining agreements entered into by Issuer or any of its Subsidiaries; and agreements or arrangements that involve $10,000 or more individually or in the aggregate and contain any severance pay or post-employment liabilities or obligations, except as required by law, entered into by Issuer or any of its Subsidiaries; (c) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization that involves $25,000 or more, individually or the aggregate, entered into by Issuer or any of its Subsidiaries; (d) any mortgages, pledges, security agreements, deeds of trust, financing statements or other documents granting any Liens (including Liens upon properties acquired under conditional sales, capital leases and other title retention or security devices) that involves $25,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (e) any agreement for a loan or advance to, or investment in, any Person or any agreement related to the making of such loan, advance or investment that involves $10,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (f) any stock option plan, stock appreciation rights plan or stock purchase plan that involves $25,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (g) any fidelity or surety bond or completion bond that involves $15,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (h) any agreement, contract or commitment relating to the disposition or acquisition of Issuer's assets outside the ordinary course of Issuer's business that involves $15,000 or more in the aggregate; (i) any agreement of indemnification, guaranty or endorsement that involves $15,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (j) any distribution, joint marketing or development agreement that involves $10,000 or more individually or in the aggregate, entered into by Issuer or any of its Subsidiaries; (k) any other agreement, contract or commitment that involves $25,000 or more individually or in the aggregate or is not cancelable without penalty within thirty (30) days, entered into by Issuer or any of its Subsidiaries; (l) each of the copyright ownership agreements, territory distribution agreements and film licenses entered into by Issuer or any of its Subsidiaries; and (m) any agreement, arrangement or understanding with any Affiliate of the Issuer (collectively, the "Material Contracts"). Each of the Material Contracts is a legal, valid and binding agreement of Issuer or a Subsidiary of Issuer, as the case may be, and is in full force and effect, and none of Issuer, such Subsidiary or, to the knowledge of Issuer, any other party thereto is in default or breach, in each case except for any such default or breach that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the best knowledge of Issuer, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     SECTION 3.14. Finders' Fees. Except for Perry Sheer, Arthur Reynolds, Peter Miller, Robert Whitehouse and Houlihan Lokey Howard & Zukin, there are no investment bankers, brokers, finders or other intermediaries engaged by the Issuer entitled to any compensation related to the transactions contemplated by this Agreement. The fees and commissions of any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Issuer in connection with the transactions contemplated by this Agreement will be paid by Issuer.

     SECTION 3.15. Offering of Securities. Neither Issuer nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Issuer under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the Securities) which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

     SECTION 3.16. Intellectual Property. Section 3.16 of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, tradenames, logos, copyrights, internet domain names, technology, computer software, inventions, know-how and processes and other intellectual property rights (the "Intellectual Property") owned by Issuer or any of its Subsidiaries or which Issuer and any of its Subsidiaries has a legal right to use. Other than the Intellectual Property listed on Section 3.16 of the Disclosure Schedule, there is no other Intellectual Property necessary for Issuer or any of its Subsidiaries to conduct its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Issuer know of any facts or circumstances that could provide a reasonable basis for any such claim. To Issuer's knowledge, the use of such Intellectual Property by Issuer and its Subsidiaries does not infringe on the rights of any Person, including, without limitation, rights of privacy or publicity or any other personal or property rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Issuer's knowledge, no Person is infringing or misappropriating any of the Intellectual Property, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no contracts, licenses or agreements between the issuer or any Subsidiary and any other Person with respect to the Intellectual Property pursuant to which there is any dispute of which the Issuer or a Subsidiary has received written notice regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Issuer or any Subsidiary thereunder.

     SECTION 3.17. Environmental Compliance.

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Issuer's knowledge, threatened in writing by any governmental or other entity (i) with respect to any alleged material violation by Issuer or any of its Subsidiaries of any Environmental Law, (ii) with respect to any alleged failure by Issuer or any of its Subsidiaries to have any material permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of their businesses or (iii) with respect to any Regulated Activity or any release, as defined in 42 U.S.C. 9601(22), of any Hazardous Substance which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) (i) Neither Issuer nor any of its Subsidiaries has engaged in any Regulated Activity other than in compliance in all material respects with all applicable Environmental Laws and (ii) to Issuer's knowledge, no release, as defined in 42 U.S.C. 9601(22), of any Hazardous Substance has occurred at or on any property now or previously owned or leased by Issuer or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) To Issuer's knowledge, there are no Environmental Liabilities. Issuer is not aware of any fact or circumstance which could involve the Issuer or any Subsidiary in any environmental litigation or impose upon the Issuer or any Subsidiary any Environmental Liability or require such party to have any environmental approval, permit, license, clearance or consent for the conduct of its business as currently conducted.

     SECTION 3.18. Compliance with ERISA. Except as set forth on Section 3.18 of the Disclosure Schedule, there are no Plans, Multiemployer Plans or Benefit Arrangements maintained by Issuer or any of its Subsidiaries. Each member of the ERISA Group has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan to the extent the ERISA Group maintains such plans. No member of the ERISA Group has (a) sought a waiver of the minimum funding standards under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA.

     SECTION 3.19. Taxes. (a) Issuer and each of its Subsidiaries has filed in accordance with Applicable Law, all Tax returns, statements, reports and forms (collectively, "Returns") required to be filed with any Taxing Authority when due (taking into account any extension of a required filing date); (b) at the time filed, such Returns were true, correct and complete in all material respects; (c) Issuer and each of its Subsidiaries has timely paid all Taxes shown as due and payable on the Returns that have been filed; (d) the charges, accruals and reserves for Taxes reflected on the Audited 1999 Financials (excluding any provision for deferred income taxes) are adequate under United States generally accepted accounting principles, consistently applied, to cover the Tax liabilities accruing through the date thereof; (e) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of Issuer, threatened against or with respect to it in respect of any Tax; (f) no Returns filed with any other Taxing Authority with respect to any Tax years of the Company and its Subsidiaries have been examined, and all Returns filed with any other Taxing Authority with respect to Tax years of Issuer and its Subsidiaries through the Tax year ended December 31, 1995 are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (g) neither Issuer nor any of its Subsidiaries has any obligation under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or any other agreement or arrangement in respect of any Tax with any Person other than Issuer or its Subsidiaries; (h) neither Issuer nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Issuer was the common parent; (i) proper and adequate amounts have been withheld by Issuer and its Subsidiaries from their respective employees and other Persons for all periods in compliance in all material respects with the Tax, social security and unemployment, excise and other withholding provisions of all federal, state, local and foreign laws; and (j) there is no Tax lien, whether imposed by any federal, state, local, or foreign taxing authority, outstanding against the assets, properties or business of Issuer or any of its Subsidiaries, other than any liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the

Issuer nor any of its Subsidiaries has made any payments, is obligated to make any payments, nor is the Issuer or any Subsidiary a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or 404 of the Code (or any comparable provision under state, local or foreign Tax laws). Neither the Issuer nor any of its Subsidiaries is, or has at anytime been, a "United States real property holding corporation" within the meaning of Section 897 of the Code.

     SECTION 3.20. Regulatory Matters. To the Issuer's knowledge, Issuer and its Subsidiaries hold or have applied for all Licenses required under federal law, state law or any other Applicable Law to own and operate their properties and their Licenses and to carry on the business of Issuer and its Subsidiaries as such business is conducted on the date hereof, except to the extent that the failure to have such power or authority or to hold any such Licenses could not reasonably be expected to have a Material Adverse Effect. Each material License issued to Issuer or its Subsidiaries is validly issued and is in full force and effect. Issuer and its Subsidiaries have taken such actions, performed all of their obligations and entered into all contracts to the extent they are necessary to maintain such Licenses without Material Adverse Effect, and complete and correct copies of the Licenses of Issuer and its Subsidiaries have been made available to the Purchaser. Neither Issuer nor any Subsidiary knows of any reason why any Governmental Authority might revoke any material License.

     SECTION 3.21. Information Statement. The information supplied or to be supplied by or on behalf of the Issuer for inclusion or incorporation by reference in the Information Statement pursuant to Rule 14f-1 of the Exchange Act will not, at the date mailed to the stockholders of the Issuer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, insofar as it relates to the Issuer, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.22. Labor. No work stoppage or labor strike against the Issuer or any of the Subsidiaries is pending or, to the knowledge of the Issuer, threatened. Neither the Issuer nor any Subsidiary is involved in or, to the knowledge of the Issuer, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any current or former employee of the Issuer or any Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Issuer nor any Subsidiary is presently, nor in the past been, a party to, or bound by, any collective bargaining agreement or union contract with respect to any of their employees and no collective bargaining agreement is being negotiated by the Issuer or any Subsidiary.

     SECTION 3.23. Office Systems, Year 2000 Compliance. The Issuer's computer systems (both hardware and software) and telephone systems used in connection with the Issuer's business (the "Computer System") are in good working order. The Issuer has a sufficient number of licenses for its "off the shelf" third party software necessary in order to operate its business as currently conducted. Except as would not be likely to have a Material Adverse Effect, the Computer System (i) is able to accurately input, process and output all date and time data, from years in the same century or in different centuries, including by yielding correct results in arithmetic operations, comparisons and sorting of date and time data and in leap year calculation and (ii) will not abnormally cease to operate, return an error message or otherwise fail due to date- or time-related processing or due to the then current date being on or after January 1, 2000 or any other date.

     SECTION 3.24. Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Issuer or any Subsidiary is a party or otherwise binding upon the Issuer or any Subsidiary which has or could be expected to have the effect of prohibiting or impairing any business practice of the Issuer or any Subsidiary, any acquisition of property (tangible or intangible) by the Issuer or any Subsidiary or the conduct of its business.

     SECTION 3.25. Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) Neither the Issuer nor any Subsidiary owns any real property, or ever has owned any real property. Section 3.25(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Issuer or any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease and the expiration date of such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default) of the Issuer or any Subsidiary, as the case may be. The transactions contemplated hereunder shall not cause the rental or other fees payable by the Issuer or any Subsidiary under any such lease to escalate.

          (b) The Issuer and each of the Subsidiaries has good and valid title to all of its material personal property, free and clear of any Liens, except as reflected in Section 3.25(b) of the Disclosure Schedule and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby; provided, however, that this representation does not apply to the title of any personal property as to which there is any other representation as to title, validity or enforceability set forth in this Agreement.

          (c) Section 3.25(c) of the Disclosure Schedule lists all material items of equipment, furniture supplies and other tangible properties and assets (the "Tangible Assets") owned or leased by the Issuer and the Tangible Assets are, taken as a whole, (i) adequate for the conduct of the business of the Issuer as currently conducted and (ii) in working condition, subject to normal wear and tear.

     SECTION 3.26. Insurance. Section 3.26 of the Disclosure Schedule sets forth a complete and correct list of all casualty, liability, business interruption, errors and omissions and other insurance policies currently in force with respect to the Issuer (the "Insurance Policies"), regardless of the periods to which they relate. All premiums due thereon have been paid in full. To Issuer's knowledge, no insurer under any such policy has indicated in writing to the

Issuer, any intent to materially increase the premiums payable under or not renew any such policy. All material claims under any Insurance Policies are listed on Section 3.26 of the Disclosure Schedule and have been filed in a timely fashion.

     SECTION 3.27. Key Man Provisions. Other than as set forth in Section 3.27 of the Disclosure Schedule, neither the Issuer nor any Subsidiary is a party to any agreement, contract or instrument that has a "key man" provision that Robert Little, or any other individual, must remain a shareholder, officer, director or employee of the Issuer.

     SECTION 3.28. Minute Books. The minute books of the Issuer and the Subsidiaries made available to Purchaser or its representatives contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Issuer and the Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     SECTION 3.29. Full Disclosure.

          (a) The Issuer is not aware of any facts pertaining to Issuer or any of its Subsidiaries which could have a Material Adverse Effect and which have not been disclosed in this Agreement or the Disclosure Schedule or otherwise disclosed to Purchaser by Issuer in writing.

          (b) No representation or warranty of Issuer in this Agreement or any of the other agreements contemplated hereby, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or any of the other agreements contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Purchaser hereby represents and warrants to Issuer as of the date hereof and as of the Closing Date that, except as specifically disclosed in the Disclosure Schedule:

     SECTION 4.01. Corporate Existence and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser. Set forth on Section 4.01 of the Disclosure Schedule are (i) the names of the members and managing members of the Purchaser, (ii) the amounts of their respective membership interests and (iii) the directors and officers of any corporate entity that is a member or managing member of the Purchaser.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby are within Purchaser's powers and have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes and, when executed and delivered in accordance with its terms, the other agreements and instruments contemplated hereby to which Purchaser is a party will constitute, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and
(ii) for limitations imposed by general principles of equity.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filings with, notifications to and the consents from the Persons set forth on Section 4.03 of the Disclosure Schedule and (iii) other filings, notifications and consents that are immaterial to the consummation of the transactions contemplated hereby.

     SECTION 4.04. Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Certificate of Formation or Operating Agreement of Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, except for any such violation which would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and thereby or (iii) require any consent or other action by any Person (other than from MRCo, Inc. ("MRCo")) under, or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Purchaser or to a loss of any material benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding upon Purchaser, except as to matters which would not be material to Purchaser.

     SECTION 4.05. Finders' Fees. Except for Wharton Capital Partners, Ltd., there are no investment bankers, brokers, finders or other intermediaries engaged by the Purchaser entitled to any compensation related to the transactions contemplated by this Agreement. The fees and commissions of any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser in connection with the transactions contemplated by this Agreement will be paid by Purchaser.

     SECTION 4.06. Private Placement.

          (a) Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act and any applicable state securities or blue sky laws.

          (b) The Securities to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Securities or any interest therein other than in a transaction exempt from registration under the Securities Act.

          (c) Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act.

          (d) Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. Purchaser understands that Purchaser's investment in the Securities involves a high degree of risk.

          (e) Purchaser has been furnished with and carefully read a copy of the SEC Reports of the Issuer filed with the Commission since January 1, 1998, and this Agreement and has been given the opportunity to ask questions of, and receive answers from, Issuer concerning the terms and conditions of the Securities and other related matters. Issuer has made available to Purchaser or its agents all documents and information relating to an investment in the Securities requested by or on behalf of Purchaser.

          (f) Purchaser understands that the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered, sold, pledged or otherwise transferred, except in compliance with the terms of this Agreement and applicable federal and state securities laws.

          (g) Purchaser understands that the Securities shall bear a restrictive legend substantially in the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

          (h) Purchaser's principal place of business is in the State of New
York.

          (i) Immediately following the Closing, Purchaser will not beneficially own any voting securities of Issuer other than the Securities.

          (j) Purchaser does not have any agreements, arrangements or understandings with any other Person with regard to acquiring, holding, voting or disposing of the securities of Issuer other than as set forth in this Agreement.

     SECTION 4.07. Financial Capacity. Purchaser has the financial ability to pay the Cash Portion of the Purchase Price without recourse to any borrowings from any source, and the Purchaser will not be violating any agreements, covenants or other limitations at law or in contract on the use of the funds to consummate the transactions contemplated by this Agreement.

     SECTION 4.08. No Liabilities Under Assigned Contracts. There are no liabilities under or in respect of the Assigned Contracts of any kind whatsoever, whether accrued, contingent, absolute, determined, determinate or otherwise.

     SECTION 4.09. Consent of MRCo, Inc. Purchaser has obtained the consent of MRCo to enter into this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby.

     SECTION 4.10. Information Statement. The information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Information Statement pursuant to Rule 14f-1 of the Exchange Act will not, at the date mailed to the stockholders of the Issuer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.11. Management Team. To the knowledge of the Purchaser, the background and other information concerning the executive officers and directors of the Purchaser previously furnished to the Issuer and each of such person's responses to the Directors' and Officers' Questionnaires are accurate in all material respects.

     SECTION 4.12. Full Disclosure.

          (a) The Purchaser is not aware of any facts pertaining to Purchaser which could have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Purchaser and which have not been disclosed in this Agreement or the Disclosure Schedule or otherwise disclosed to Issuer by Purchaser in writing.

          (b) No representation or warranty of Purchaser in this Agreement or any of the other agreements contemplated hereby, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or any of the other agreements contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                               COVENANTS OF ISSUER

     Issuer agrees that:

     SECTION 5.01. Access to Information. From the date hereof until the Closing Date, Issuer will (i) furnish to Purchaser and its authorized representatives such financial and operating data and other information relating to Issuer and its Subsidiaries as such Persons may reasonably request and (ii) instruct its counsel, independent accountants and financial advisors to cooperate with Purchaser and its authorized representatives in its investigation of Issuer and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of Issuer and its Subsidiaries.

     SECTION 5.02. Certificate of Designations. Prior to the Closing, Issuer shall cause to be filed the Certificate of Designations as required pursuant to the law of the State of Delaware.

     SECTION 5.03. Restrictions Pending the Closing.

          (a) After the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by Purchaser, Issuer will not:

               (i) amend its certificate of incorporation or bylaws;

               (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio applicable to the Securities prior to their issuance at the Closing;

               (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

               (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of Issuer set forth in Article 3 becoming untrue or (B) any of the conditions to the obligations of the Purchaser set forth in Section 8.01 or 8.02 not being satisfied;

               (v) enter into, amend, modify, terminate or waive any rights under (or agree to do so) any Material Contract except in the ordinary course of business;

               (vi) commence any litigation except in the ordinary course of business;

               (vii) sell, transfer, mortgage, pledge, lease, license or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge, lease, license or otherwise dispose of, or encumber, any of the material assets of the Issuer, except in the ordinary course of business and consistent with past practices;

               (viii) grant any severance or termination pay to (x) any director or officer of Issuer or any Subsidiary or (y) any employee, except in either case payments made pursuant to written agreements or policies outstanding on the date hereof;

               (ix) enter into any material strategic alliance or joint marketing or joint venture agreement;

               (x) except as otherwise set forth in this Agreement, voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) in excess of $60,000; or

               (xi) enter into any agreement or commitment to do any of the foregoing.

          (b) After the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by Purchaser, Issuer will (i) conduct its business, financial and accounting practices only in the ordinary course and in a manner consistent with its current business practices, subject to the limitations contained in this Agreement, (ii) make capital expenditures only in the ordinary course, (iii) preserve substantially intact its business organization, (iv) use commercially reasonable efforts to keep available the services of its current employees at compensation and benefits levels in line with its current compensation structure, (v) use commercially reasonable efforts to preserve its current relationships with customers, suppliers and other persons with which it has a significant business relationship, (vi) comply with all requirements of law, the violation of which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect, (vii) pay its short term and long term debt as scheduled but not prepay any of such debt, (viii) pay its Taxes when due and (ix) not incur any obligation for borrowed money other than in the ordinary course of business.

          (c) The Issuer shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement and prior to the Closing Date:
(i) any written notice of a default or event which, with notice or lapse of time or both, would become a default under any Material Contract; (ii) receipt of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(iv) the occurrence of any event which would have, or would be reasonably likely to have, a Material Adverse Effect; (v) the commencement or written notice of a threat of any litigation involving or affecting the Issuer or any of its Subsidiaries or any of their respective Affiliates, or any of their respective properties or assets, which, if pending on the date hereof, would have been required to have been disclosed by the Issuer in or pursuant to this Agreement or which relates to the consummation of the transactions provided for herein or which relates to any material development in connection with any litigation disclosed by the Issuer pursuant to this Agreement; (vi) the occurrence of any event that would cause a breach by the Issuer of any provisions of this Agreement; or (vii) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Applicable Law or as agreed to or requested by the Issuer's auditors after consultation with Purchaser and its accountants or as requested by any Governmental Authority.

     SECTION 5.04. Reservation of Shares. For so long as any of the Securities are outstanding, Issuer shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designations and Warrants.

     SECTION 5.05. Information Statement. Prior to the Closing Date, Issuer will prepare and distribute to the holders of Common Stock of Issuer an Information Statement pursuant to Rule 14f-1 of the Exchange Act.

     SECTION 5.06. Issuance of Warrants. On the Closing Date, Issuer will issue to (i) Perry Scheer, Arthur Reynolds, Peter Miller and Robert Whitehouse, in consideration for their services rendered in connection with the transactions contemplated by this Agreement, Warrants to purchase an aggregate of 600,000 shares of Common Stock and (ii) Jon Kilik, in consideration for consenting to the assignment by Purchaser to Issuer of the First Look Agreement dated May 1, 1999 between Purchaser and Grandview Pictures LLC ("Kilik Agreement") and thereby agreeing to future performance pursuant to the terms of the Kilik Agreement, Warrants to purchase 75,000 shares of Common Stock.

     SECTION 5.07. Options.

          (a) On the Closing Date, Issuer and Robert Little and Ellen Little will enter into an agreement that will terminate all of the vested and unvested options granted by Issuer to each of Robert Little and Ellen Little and will provide for the grant to each of Robert Little and Ellen Little an option to purchase 250,000 shares of Common Stock at an exercise price of $3.40 per share, substantially in the form attached as Exhibit D-1 hereto.

          (b) On the Closing Date, Issuer will grant to William Lischak an option to purchase 75,000 shares of Common Stock at an exercise price of $3.40 per share, substantially in the form attached as Exhibit D-2 hereto.

     SECTION 5.08. Employment Agreements. On the Closing Date, Issuer will execute and deliver employment agreements ("Employment Agreements") with each of Robert Little, Christopher Cooney, William Lischak and Jeffrey Cooney, substantially in the forms attached as Exhibits E-1, E-2, E-3 and E-4 hereto.

     SECTION 5.09. First Look Agreement. On the Closing Date, Issuer will execute and deliver a "first look" agreement ("First Look Agreement") with Ellen Little, substantially in the form attached as Exhibit F hereto.

     SECTION 5.10. Management Letter. On the Closing Date, the Littles will execute and deliver the Management Letter.

     SECTION 5.11. Key Man Provisions. On or prior to the Closing Date, the Issuer shall have received waivers with respect to all of the agreements, contracts and instruments set forth in Section 3.27 of the Disclosure Schedule.

     SECTION 5.12. Contribution of Debt and Cash; Forgiveness of Accrued Salary and Other Liabilities. Immediately prior to the Closing, Issuer will enter into a Note Contribution Agreement with the Littles substantially in the form attached as Exhibit G hereto, pursuant to which the Littles will contribute or forgive (i) all of the outstanding principal and accrued interest under the 1996 Note, (ii) all of the outstanding principal and accrued interest under that certain print and advertising loan made by the Littles to the Issuer (the "P&A Loan"), (iii) all of the salary payable to the Littles, which has otherwise been accrued by the Issuer ("Accrued Salary") and (iv) all other debt, liabilities, obligations or other amounts that may be due or payable to the Littles, except for the following amounts: (a) $130,000 of the principal of the 1996 Note, (b) $400,000 of the principal of the P&A Loan, (c) $200,000 due to the Littles pursuant to a certain tax reimbursement agreement, (d) $560,760 of Accrued Salary and (e) $139,240 of reimbursable expenses payable by the Issuer to the Littles pursuant to their respective employment agreements. Additionally, on the Closing Date, the Littles shall contribute an additional $130,000 in cash to the capital of the Issuer. All of the amounts to be contributed or forgiven by the

Littles are set forth on Schedule 5.12 hereto. Issuer and Purchaser acknowledge that (i) the amounts described above in subsections (a)-(e) may vary as of the Closing Date, (ii) any variations shall be subject to Purchaser's approval and
(iii) notwithstanding such variations, the aggregate amount to be repaid by Issuer to the Littles shall be $1,430,000.

     SECTION 5.13. Contributions to Capital. On or prior to the Closing Date, the Littles will contribute 1,588,812 of their shares of Common Stock to the capital of Issuer.

     SECTION 5.14. Yahoo Shares Transaction Consent. After the date of this Agreement and prior to the Closing Date, if Issuer desires to enter into any transaction in respect of the Yahoo Common Stock, the Issuer will obtain the consent of Purchaser to the transaction, which consent will not be unreasonably withheld, and Purchaser agrees to respond to a request by Issuer for its consent within two business days after the giving of notice of the transaction by Issuer.

     SECTION 5.15. Amendment to By-Laws. On the Closing Date, the Board of Directors of Issuer will amend the Issuer's By-Laws to (i) increase the size of the Board of Directors to eleven and provide for future increases or decreases to be in the discretion of the Board of Directors and (ii) remove the provision that the by-laws only may be amended by the vote of at least 662/3% of the directors.

     SECTION 5.16. Restrictions on Film Production. After the Closing, so long as MRCo beneficially owns 2% or more of the outstanding shares of Common Stock of the Issuer, the Issuer agrees to be subject to the restrictions set forth below solely with respect to any films in which the Issuer funds all or a portion of production:

          (a) Production Financing and Development Restrictions. Notwithstanding anything to the contrary contained herein, without prior approval of Purchaser, during the two- year period following the Closing Date, Issuer shall not commence production or commit to production of any production which will involve expenditure of Issuer at-risk equity funds in excess of four million dollars ($4,000,000). In the case of approvals required under this Section 5.16(a), Issuer shall present such information to Purchaser as may be reasonably required for Purchaser to exercise its approval rights, which shall in no event be unreasonably withheld. In each instance, Purchaser shall have fifteen (15) business days from receipt of such materials to respond to such approval requests, and in the event that no response is received by Issuer prior to the end of such period, Purchaser's approval shall be deemed given.

          (b) Production Content Restrictions. Notwithstanding anything to the contrary contained herein, Issuer shall not commence production or development of:

               (i) any production likely, in the reasonable judgment of Purchaser, to receive an MPAA rating more restrictive than "R" within the current rating system, or the equivalent thereof in the event such rating system is changed;

               (ii) any production containing any story line, plot or theme which constitutes a derogatory presentation of religious practices or beliefs;

               (iii) any production containing any story line, plot or theme which constitutes a derogatory presentation of organized labor (whether of actual or fictional organizations or persons) or of individual union activities or the union related activities of any individual affiliated or involved therewith (whether actual or fictitious).

          Should any script or screenplay for which Issuer desires to produce contain any material which could violate any provision of this Section, Issuer shall cause to be delivered to Purchaser a request for approval accompanied by a summary of such material, together with a complete copy of the script or screenplay containing such material, with each such incident or depiction clearly marked. The Purchaser, in its sole discretion, shall have the authority to accept or reject such script or screenplay; provided that if Purchaser shall not have provided written notice of rejection within fifteen (15) business days after receipt of such request, the script or screenplay shall be deemed accepted.

          (c) Union Matters.

               (i) In the event of any attempt by any union to organize or seek to represent employees of Issuer or any of its Subsidiaries, Issuer shall recognize the union as the representative of its workers upon a showing of majority support through a formal gathering of cards for the union in an appropriate unit.

               (ii) In connection with any organizing done by a union, Issuer shall recognize the right of its employees to choose their bargaining representative without interference from their employer (Issuer or its Subsidiaries). Accordingly, Issuer and its officers, employees and agents shall refrain, and shall cause its Subsidiaries to refrain from its or their support of or opposition to the union and from actively campaigning in opposition to the designation of such union as the representative of such employees.

               (iii) To the extent possible in each instance, Issuer shall only engage persons to perform services in connection with any production who, if natural persons, are members of the applicable union or guild organized for the purpose of providing such services or who, if entities, have employees who are so affiliated.

               (iv) All construction undertaken by Issuer, including tenant improvements and transportation of major construction materials, must, to the extent possible in the locality where such construction is undertaken, be performed only by subcontractors having collective bargaining agreements with unions affiliated with the AFL-CIO Building Trades Department. Thirty days prior to commencement of construction, Issuer shall provide a list of the names of the general contractor and subcontractors for verification by Purchaser as to their current status with the Building Trades Department.

     SECTION 5.17. Chase Facility. Notwithstanding Section 5.03 and subject to certain conditions described in this Section 5.17, prior to or simultaneously with the Closing, the Issuer shall use its commercially reasonable efforts to obtain a senior secured credit facility with Chase Securities for no less than $30 million with a borrowing base of $23 million on terms that are acceptable to Purchaser (the "Chase Facility"). Upon the request of Purchaser at any time from the date hereof until the Closing Date, Purchaser shall participate in the negotiations between Chase Securities and the Issuer regarding the Chase Facility. The Issuer shall not enter into the Chase Facility until Purchaser has approved the documentation in connection with the Chase Facility, which approval shall not be unreasonably withheld. The Issuer hereby represents and warrants that except as set forth on Schedule 5.17 hereto, the Chase Facility shall not give rise to liability or obligation for any brokerage fees, commissions, finder's fees or other similar fees or expenses.

                                    ARTICLE 6
                           COVENANTS OF THE PURCHASER

     SECTION 6.01. Access to Information. From the date hereof until the Closing Date, Purchaser will (i) furnish to Issuer and its authorized representatives all information and documentation relating to the Assigned Contracts and (ii) instruct its counsel, independent accountants and financial advisors to cooperate with Issuer and its authorized representatives in its investigation of the Assigned Contracts. Any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of Purchaser.

     SECTION 6.02. Confidentiality. Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, financing sources, financial institutions, and agents (the "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange, all confidential documents and information concerning Issuer or any of its Affiliates that are furnished to Purchaser, except to the extent that such information can be shown to have been
(i) previously known on a nonconfidential basis by Purchaser or such Representatives, (ii) in the public domain through no fault of Purchaser or its Representatives (with respect to information received in their capacity as such) or (iii) later acquired by Purchaser or such Representatives from sources other than Issuer or any of its Affiliates not known by Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that Purchaser may disclose such information to any of its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially. The obligation of Purchaser to hold and to cause its Representatives to hold any such information in confidence shall be satisfied if Purchaser exercises the same care with respect to such information as Purchaser would take to preserve the confidentiality of its own similar information. If Purchaser or any of its Representatives is requested to disclose any confidential information by judicial or administrative process or by other requirements of law or a national stock exchange, Purchaser will promptly notify Issuer of such request so that Issuer may seek an appropriate protective order. Purchaser agrees that it will not, and will use its reasonable best efforts to cause its Representatives not to, use any confidential documents or information for any purpose other than monitoring and evaluating its investment in Issuer and in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Purchaser will, and will use its reasonable best efforts to cause its Representatives to, destroy or deliver to Issuer, upon request, all documents and other materials, and all copies thereof, obtained by Purchaser or on its behalf from Issuer, or any of the Representatives, in connection with this Agreement that are subject to such confidence.

     SECTION 6.03. Agreement to Assign. Purchaser agrees that it will assign to Issuer at the Closing all of Purchaser's rights and obligations in the Assigned Contracts including, but not limited to, the contract between Purchaser and Grandview Pictures LLC, dated as of May 1, 1999.

     SECTION 6.04. Information for Information Statement. The Purchase will cooperate with Issuer in the preparation of Issuer's Information Statement pursuant to Rule 14f-1 of the Exchange Act and furnish to Issuer all information as Issuer or its counsel may reasonably request and that is customary for inclusion in the Information Statement.

     SECTION 6.05. No Securities Transactions.

          (a) Purchaser shall not engage in any transactions involving any of the securities of Issuer prior to the Closing Date. After the Closing Date, Purchaser agrees that it will not offer, sell, contract to sell, pledge, gift or otherwise dispose of, directly or indirectly, the Securities or any of the voting or dispositive rights to any of the Securities to any person, except in accordance with Rule 144 under the Securities Act and any applicable state securities laws. Notwithstanding the foregoing, Purchaser may distribute the Securities to its members or its designees (the "Members") owning Purchaser's limited liability company interests, subject to such transferees executing documents reasonably acceptable to the Issuer to insure compliance with all applicable federal and state securities laws, and the Purchaser and its transferees may sell or transfer any of the Securities prior to the first anniversary of the Closing Date in connection with a merger, reorganization or other business combination approved by a majority of the holders of the securities of the Issuer entitled to vote on such matters pursuant to the Delaware General Corporation Law pursuant to which all of the Issuer's capital stock is exchanged. The Members shall be subject to the same restrictions on transfer as Purchaser.

          (b) For a period of two years after the Closing Date, Purchaser (for itself or for any transferee of the Securities or underlying Common Stock to the Securities) agrees that it will not take any direct or indirect action to cause the Issuer to register any of the Securities or underlying Common Stock to the Securities for any public sale or distribution pursuant to the Securities Act or any applicable state securities laws, unless the Purchaser or its transferees have obtained the written consent of the Littles (which may be withheld in their discretion), or if the Littles do not beneficially own 5% or more of the outstanding Common Stock of the Issuer at the time the Purchaser or its transferees desire to publicly sell any of its Securities, then upon the unanimous consent of the board of directors of the Issuer.

                                    ARTICLE 7
                      COVENANTS OF ISSUER AND THE PURCHASER

     SECTION 7.01. Required Regulatory Approvals; Reasonable Best Efforts; Further Assurances. The Issuer and Purchaser acknowledge that certain regulatory or governmental approvals may be required to lawfully consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, Issuer and Purchaser will, and will cause their Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Issuer and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. The Issuer and Purchaser will, and will cause their Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, the Issuer and Purchaser shall promptly after the date of this Agreement prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Issuer and Purchaser shall share equally the fee for the filings required under the HSR Act in connection with the transactions contemplated by this Agreement, provided that the Purchaser will initially pay the fee and Issuer will reimburse Purchaser for its one-half portion on the Closing Date. The Issuer and Purchaser shall promptly inform each other of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement.

     SECTION 7.03. Public Announcements. In connection with the execution of this Agreement, Issuer shall issue a press release (a "Signing Release") and shall file with the Commission a Report on Form 8-K with respect to the transactions contemplated hereby (the "Signing 8-K" and together with the Signing Release, the "Agreed Disclosure"). The Signing Release shall be in form and substance as set forth on Exhibit I hereto. The Signing 8-K shall be provided to the Purchaser prior to filing and the Purchaser shall be given a reasonable opportunity to comment thereon. Issuer shall accept all reasonable changes suggested by the Purchaser. If Issuer accepts all such changes, the Agreed Disclosure shall serve as the basis for any public disclosure by the parties of the transactions contemplated hereby and neither Issuer nor Purchaser shall make any statement or representation regarding the transactions contemplated hereby, publicly or in a manner which could reasonably be expected to result in its public dissemination, which is materially inconsistent with the Agreed Disclosure. Except as otherwise permitted pursuant to this Section 7.03, Issuer shall not use or refer to the name of the Purchaser in any public statement or disclosure without the consent of the Purchaser.

     SECTION 7.04. No Other Negotiations.

          (a) Except as set forth in Section 7.04(c), unless and until this Agreement is terminated pursuant to Section 9.07, the Issuer and Purchaser and their respective Subsidiaries will not, and will not authorize any of its respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, solicit, institute, initiate, pursue or enter into any inquiries, discussions, proposals or negotiations with any person concerning any merger, business combination, sale of all or substantially all of the assets, tender offer, sale of shares of stock or similar transaction or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated herein or which could reasonably be expected to dilute materially the benefits to the Issuer or Purchaser, as the case may be, of the transactions contemplated herein ("Another Transaction") involving itself, or disclose, directly or indirectly, any information not customarily disclosed to the public concerning itself, afford to any other person access to the properties, books or records of itself, or otherwise assist any person preparing to make or who has made such an offer.

          (b) Upon execution of this Agreement, the Issuer and Purchaser shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any existing activities, discussions or negotiations with any parties that may be ongoing, or where conducted heretofore, with respect to Another Transaction.

          (c) Notwithstanding anything to the contrary in this Agreement, (A) in the event that there is an unsolicited proposal to enter into Another Transaction, the Issuer, at its discretion, may furnish to and communicate with the party or parties, public and non-public information requested by them and the Issuer may negotiate with these parties, if (i) the board of directors of the Issuer determines in good faith, that such business combination proposal may, if consummated, result in a transaction that is more favorable to the Issuer's stockholders from a financial point of view, than the transaction contemplated by this Agreement, and the board of directors of the Issuer determines after taking into consideration relevant advice that, as a result, such action is necessary for the Issuer's board of directors to act in a manner consistent with its fiduciary duties under applicable law, and (ii) prior to furnishing such information to or entering into negotiations with such third party, the Issuer provides prompt notice to the Purchaser to the effect that it is furnishing information to or entering into discussions or negotiations with such third party, and (B) the Issuer may comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. The Issuer will notify the Purchaser orally and in writing of any such inquiries, offers or proposals including, without limitation, the material terms and conditions hereof and the identity of the Person making such inquiry, offer or proposal, within 24 hours of the receipt thereof, shall keep the Purchaser informed of the status and details (including amendments or proposed amendments) of any such inquiry, offer or proposal, and will give the Purchaser five days' notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

     SECTION 7.05. Directors Voting Agreement. On the Closing Date, Purchaser and the Littles will execute and deliver a Directors Voting Agreement, substantially in the form attached as Exhibit J hereto.

     SECTION 7.06. Disclosure Schedules. Issuer and Purchaser shall have the obligation to supplement or amend the Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the Issuer and Purchaser to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, except as otherwise provided herein, the representations and warranties of the Issuer and Purchaser shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

     SECTION 8.01. Conditions to Each Party's Obligations. The obligation of each party hereto to consummate the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) No Legal Impediment. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (b) HSR Act. The expiration or early termination of any applicable waiting period under the HSR Act.

          (c) Certificate of Designations. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware in accordance with the law of the State of Delaware.

          (d) Directors and Officers of Issuer. The individuals listed on
Schedule 8.01 shall have been elected directors and appointed officers of Issuer in the capacities set forth opposite their names.

          (e) Information Statement. The Information Statement will have been prepared by Issuer and distributed to the holders of outstanding shares of Common Stock of Issuer not less than ten days prior to the Closing in compliance with the requirements of Section 14(f) of the Exchange Act.

          (f) Issuance of Warrants. On the Closing Date, Warrants to purchase up to an aggregate of 600,000 shares of common stock will be issued to Perry Scheer, Arthur Reynolds, Peter Miller and Robert Whitehouse in payment of the finder fees and expenses of such persons, and Warrants to purchase up to 75,000 shares of Common Stock will be issued to Jon Kilik in consideration for consenting to the assignment by Purchaser to Issuer of the Kilik Agreement.

          (g) Directors Voting Agreement. The Directors Voting Agreement between the Littles and the Purchaser shall have been executed and delivered by the parties thereto.

          (h) Employment Arrangements. The Employment Agreements between the Issuer and each of Robert Little, Christopher Cooney, William Lischak, and Jeffrey Cooney shall have been executed and delivered by the parties thereto.

          (i) First Look Agreement. The First Look Agreement between the Issuer and Ellen Little shall have been executed and delivered by the parties thereto.

          (j) Option Agreements. The Option Agreements between the Issuer and each of Robert Little, Ellen Little and William Lischak shall have been executed and delivered by the parties thereto.

          (k) Amendment to By-Laws. The Issuer's By-Laws shall have been amended to (i) increase the size of the Board of Directors to eleven and provide for future increases or decreases to be in the discretion of the Board of Directors and (ii) remove the provision that the by-laws only may be amended by the vote of at least 66 - 2/3% of the directors.

          (l) Payment of Expenses and Liabilities. Each of the Issuer and Purchaser shall have paid all of their own respective expenses, obligations and liabilities incurred or arising in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all attorneys' fees and expenses.

     SECTION 8.02. Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the Closing is further subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Issuer contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date and the representations and warranties of Issuer contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case as if made on and as of such date; Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date unless otherwise waived by Purchaser in writing; and Purchaser shall have received a certificate dated the Closing Date signed by an authorized officer of Issuer to the foregoing effect.

          (b) Consents. All filings with, notifications to and consents from the Persons listed in the Disclosure Schedule of Issuer required for the consummation of the Closing shall have been made or obtained, as applicable.

          (c) Management Letter. The Management Letter shall have been executed and delivered by the Littles.

          (d) Debt Contribution. The Note Contribution Agreement between the Issuer and the Littles shall have been executed and delivered by the parties thereto and shall become effective immediately prior to the Closing.

          (e) Capital Stock Contribution. The Littles shall have contributed 1,588,812 of their shares of Common Stock to the capital of Issuer.

          (f) Legal Opinion. Purchaser shall have received an opinion, dated the Closing Date, of counsel to Issuer, substantially in the form attached as Exhibit K hereto.

          (g) Financials. Purchaser shall have received the Issuer's unaudited balance sheet as of March 31, 2000 and the related unaudited consolidated statement of income and cash flows for the quarter ended March 31, 2000, which shall not show a material adverse change in the financial condition of Issuer and its Subsidiaries from the Audited 1999 Financials; provided, however, that a material adverse change shall not include any changes resulting from the adoption of Staff Accounting Bulletin No. 101 or the Statement of Position expected to be adopted that will revise or supersede SFAS No. 53.

          (h) Issuer Intercompany Agreements. The Stockholders' Voting Agreement dated October 31, 1996 and the Operating Guidelines shall have been terminated.

          (i) Shareholders' Equity. The Adjusted Shareholders' Equity of the Issuer shall be no less than $15.25 million.

          (j) Percentage. At the Closing, the Securities shall represent at least 46.29% of the issued and outstanding securities of Issuer on a fully-diluted basis.

          (k) Chase Facility. The closing of the Chase Facility shall have occurred either prior to, or simultaneously with, the Closing; provided, however, that after Purchaser has had an opportunity to review all of the documentation associated with the Chase Facility, to provide comments to such documentation and to participate in the negotiation of the Chase Facility as provided in Section 5.17, if the closing of the Chase Facility does not occur solely as a result of Purchaser withholding its consent to the documentation in connection with the Chase Facility, Issuer shall be deemed to have satisfied this condition.

          (l) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending.

          (m) Other Requested Documentation. Purchaser shall have received all documents reasonably requested by it relating to the existence of Issuer, the corporate authority for Issuer's entering into, and the validity of, this Agreement and the Securities, all in form and substance reasonably satisfactory to it.

     SECTION 8.03. Conditions to Issuer's Obligations. The obligation of Issuer to consummate the Closing is further subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained herein that are qualified as to materiality or material adverse effect shall be true and correct in all respects on and as of the Closing Date and the representations and warranties of Purchaser contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case as if made on and as of such date; Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date, unless otherwise waived by the Issuer in writing; and Issuer shall have received a certificate dated the Closing Date signed by an authorized officer of Purchaser to the foregoing effect.

          (b) Consents. All filings with, notifications to and consents from the Persons listed in the Disclosure Schedule of Purchaser required for the consummation of the Closing shall have been made or obtained as applicable.

          (c) Fairness Opinion. Issuer shall have received an opinion from Houlihan Lokey Howard & Zukin that the consideration to be paid to Issuer is fair to Issuer's stockholders from a financial point of view.

          (d) Assigned Contracts. The Assigned Contracts shall have been assigned to Issuer.

          (e) Repayment of Debt, Liabilities and Other Obligations to the Littles. Certain obligations of the Issuer to the Littles in the aggregate amount of $1,430,000 (as such obligations are set forth on Schedule 5.12 hereto) shall have been paid and discharged in full.

          (f) Legal Opinion. Issuer shall have received an opinion, dated the Closing Date, of counsel to Purchaser, substantially in the form attached as Exhibit L hereto.

          (g) Other Requested Documentation. Issuer shall have received all documents reasonably requested by it relating to the existence of the Purchaser, the authority for its entering into, and the validity of, this Agreement, all in form and substance reasonably satisfactory to it.


                                    ARTICLE 9
                                  MISCELLANEOUS

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature page hereof, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective
(i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 9.01 and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 9.01.

     SECTION 9.02. No Waivers; Amendments.

          (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all the parties hereto.

     SECTION 9.03. Survival. The representations and warranties contained in this Agreement shall survive the Closing until 18 months after the Closing Date (except for fraud as to which there shall be no termination date except for the applicable statute of limitations), except that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.05, 4.01, 4.02, and 4.03
shall survive indefinitely and (ii) the representations and warranties contained in Sections 3.17, 3.18 and 3.19 shall survive until 90 days following the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof, if applicable). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in reasonable detail to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms or, if no term is specified, indefinitely.

     SECTION 9.04. Indemnification.

          (a) From and after the Closing, Issuer hereby indemnifies Purchaser and its Affiliates against and agrees to hold Purchaser and its Affiliates harmless from any and all claims, damage, loss (including by reason of a diminution in value of the Securities), liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser or its Affiliates directly or indirectly as a result of (x) any misrepresentation or breach of warranty made by Issuer pursuant to this Agreement or documents delivered by Issuer in connection herewith or (y) any failure by the Issuer to perform or comply with the covenants set forth in Sections 5.03, 5.04, 5.16 and 5.17; provided that (i) Issuer shall not be liable under this Section 9.04, (A) in connection with any tax liability for which an adjustment has been made under Section 2.03(b) and
(B) unless the aggregate amount of Damages with respect to all matters referred to in this Section 9.04 (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $110,000 (the "Basket"); provided that once such aggregate Damages for which Purchaser seeks indemnification exceed the Basket, Issuer shall be liable for the entire amount of such Damages, including the first $110,000 of such Damages; and provided further that the Basket shall not apply to Damages incurred due to the dishonesty or fraud of Issuer or any of its Subsidiaries and (ii) Issuer's maximum liability under this
Section 9.04 shall not exceed the amount of the Purchase Price.

          (b) From and after the Closing, Purchaser hereby indemnifies Issuer and its Affiliates against and agrees to hold Issuer and its Affiliates harmless from any and all Damages incurred or suffered by Issuer or its Affiliates directly or indirectly as a result of (x) any misrepresentation or breach of warranty made by Purchaser pursuant to this Agreement or documents delivered by Purchaser in connection herewith or (y) any failure by the Issuer to perform or comply with the covenants set forth in Section 6.05(b); provided that (i) Purchaser shall not be liable under this Section 9.04 unless the aggregate amount of Damages with respect to all matters referred to in this Section 9.04 (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds the Basket; provided that once such aggregate Damages for which Issuer seeks indemnification exceed the Basket, Purchaser shall be liable for the entire amount of such Damages, including the first $110,000 of such Damages; and provided further that the Basket shall not apply to Damages incurred due to the dishonesty or fraud of Purchaser and (ii) Purchaser's maximum liability under this Section 9.04 shall not exceed the amount of the Purchase Price.

     SECTION 9.05. Procedures.

          (a) The party seeking indemnification under Section 9.04 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") and to Purchaser of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at its election participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.04 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (b) Payment. The amount due upon payment of any indemnified claim will be made initially by the payment of up to an aggregate of $1 million in cash and then by delivery of shares of Common Stock, free and clear of all Liens, which number of shares of Common Stock shall be determined by (a) multiplying the dollar amount of the indemnified claim that exceeds $1 million by the percentage of the issued and outstanding shares of Common Stock and Preferred Stock of Issuer owned by the indemnified party upon Closing ("Ownership Percentage"), (b) dividing such result by one minus the Ownership Percentage and (c) further dividing such result by the last sale price of the Common Stock on the last trading day prior to the date the notice of claim for Damages is given (the "Sale Price") by the Indemnified Party to the Indemnifying Party.

     SECTION 9.06. Expenses. Except as otherwise provided herein, all costs and expenses, including fees and reasonable disbursements of Representatives, incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.07. Termination.

          (a) This Agreement may be terminated at any time prior to the Closing:

               (i) by mutual written agreement of Issuer and Purchaser;

               (ii) By the Issuer (if not then in material breach of its obligations hereunder) if (i) a material default or breach shall be made by the

Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein and which default is not cured within thirty days, or (ii) if any of the Purchaser's representations and warranties (x) made without any materiality standard, are not true and correct in all material respects as of the date hereof and as of the Closing Date or (y) made with any materiality standard, are not true and correct in all respects as of the date hereof and as of the Closing Date;

               (iii) By Purchaser (if not then in material breach of its obligations hereunder) if (i) a material default or breach shall be made by the Issuer with respect to the due and timely performance of any of its covenants and agreements contained herein and which default is not cured within thirty days, or (ii) if any of the Issuer's representations and warranties (x) made without any materiality standard, are not true and correct in all material respects as of the date hereof and as of the Closing Date or (y) made with any materiality standard, are not true and correct in all respect as of the date hereof and as of the Closing Date;

               (iv) By Issuer or Purchaser if the Closing shall not have been consummated on or before June 30, 2000; provided, however, that if the Closing shall not have been consummated on or before June 30, 2000 because the Issuer has been involved in negotiations regarding Another Transaction, then the date on which Issuer shall be permitted to terminate this Agreement under this subsection shall be extended for a number of days equal to the number of days between the date that Issuer gives notice to Purchaser pursuant to Section 7.04(c) and the date that negotiations regarding Another Transaction are terminated or Issuer enters into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to Another Transaction;

               (v) By Issuer or Purchaser if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (vi) By Issuer or Purchaser (a) if Issuer enters into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to Another Transaction (as defined in Section 7.04(a)), (b) if Issuer is the subject of a tender or exchange offer by a Person other than the Purchaser ("Other Tender Offer"), or (c) after the date of this Agreement and prior to the Closing, any person or group (as defined under Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of more than 35% of the outstanding shares of Common Stock ("Change of Control").

     The party desiring to terminate this Agreement pursuant to clauses 9.07(a)(ii), (iii), (iv), (v) or (vi) shall give notice of such termination to the other party hereto.

          (b) Liability for Termination. If this Agreement is terminated as permitted by Section 9.07(a), such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that (i) if such termination under Section 9.07(a)(ii) or (iii) shall result from the willful (A) failure by any party to fulfill a condition to the performance of the obligations of the other parties, (B) failure by any party to perform a covenant of this Agreement or (C) breach by any party hereto of any representation, warranty, covenant or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach; or (ii) if Issuer or Purchaser terminates this Agreement by reason of Section 9.07 (a) (vi), the Issuer will pay to Purchaser a sum of $850,000 (the "Termination Fee"). The Termination Fee shall be payable as follows: (i) in the event a termination pursuant to Section 9.07(a)(vi)(a), Issuer shall pay Purchaser (a) $200,000 of the Termination Fee upon the signing of any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to Another Transaction and (b) $650,000, representing the balance of the Termination Fee, on the earlier of the consummation of Another Transaction or July 31, 2000; or
(ii) in the event of a termination pursuant to Section 9.07(a)(vi)(b) or (c), Issuer shall pay Purchaser the entire Termination Fee on the consummation of any Other Tender Offer or Change of Control if the Other Tender Offer or Change of Control occurs within twelve months of such termination. The Termination Fee shall be paid by wire transfer of same-day funds on the date specified in this Agreement. The Issuer acknowledges that the agreements contained in this Section 9.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Issuer fails to promptly pay the amount due to Purchaser pursuant to this Section 9.07(b), and in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Issuer for the Termination Fee, the Issuer shall also pay to Purchaser its costs and expenses (including reasonable attorneys fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate in effect on the date such payment was required to be made.

          (c) The provisions of Sections 9.01, 9.06, 9.07, 9.10 and 9.12 shall survive any termination hereof pursuant to Section 9.07(a).

     SECTION 9.08. Successors and Assigns. Except as contemplated by Section 6.03, no party may assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

     SECTION 9.09. Enforcement. Any decisions by the Issuer relating to this Agreement, including the amendment or enforcement thereof, after the Closing shall be made by a committee of the Board of Directors, the members of which shall include either (i) all independent directors or (ii) the directors of the Issuer on the date of this Agreement.

     SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     SECTION 9.11. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 9.12. Entire Agreement. This Agreement and any other documents executed concurrently herewith constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof. To the extent that information is provided on one of the Disclosure Schedules by on of the parties which should also have been presented in another part of the Disclosure Schedules by a party, disclosure on the one Disclosure Schedule will be deemed disclosure on the other Disclosure Schedules of the party, where appropriate.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

                                            OVERSEAS FILMGROUP, INC.

                                                /s/ Robert B. Little
                                            By: _______________________________
                                                Name:   Robert B. Little
                                                Title:  Co-Chairman & Co-Chief
                                                        Executive Officer

                                            Address for notices:
                                            -------------------

                                                8800 Sunset Boulevard, Suite 302
                                                Los Angeles, California 90069
                                                Facsimile:  310/855-0719
                                                Attention:  William F. Lischak


                                            ROSEMARY STREET PRODUCTIONS, LLC

                                                /s/ Christopher Cooney
                                            By: _______________________________
                                                Name:  Christopher Cooney
                                                Title: President

                                            Address for notices:
                                            -------------------

                                                222 East 44th Street
                                                New York, New York  10017
                                                Facsimile:  212/ 867-4503
                                                Attention:  Christopher Cooney